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                                                                    Exhibit 10.5

                        STORAGE AND THROUGHPUT AGREEMENT

                           Contract Number 069-940607

         AGREEMENT, effective as of August 1, 1994, between Statia Terminals Point Tupper, Incorporated, a corporation duly incorporated in Nova Scotia, (the "Terminal Company") with offices at, 3817 Port Malcolm Road, Port Hawkesbury, Nova Scotia, Canada, and the User.

         The User desires the Terminal Company to supply to it, and the Terminal Company desires to supply to the User, certain rights, services and facilities in connection with the storage and transfer by the User of Commodities at the Terminal Company's terminal located at Point Tupper near Port Hawkesbury, Nova Scotia, Canada.

         Accordingly, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. When used in this Agreement, the following terms have the following meanings:

         "Additional Facilities" means the facilities, if any, described on the Variable Information Schedule.

         "API Gravity" or "API" means the petroleum industry term for density of petroleum liquid expressed in API units. This density is obtained by means of simultaneous hydrometer and temperature readings, equated to, and expressed at 60 degrees Fahrenheit.

----------
* Asterisks indicated redacted language has been granted confidential treatment pursuant to Section 552(b)(4) of the Freedom of Information Act. 5 U.S.C. ss. 552(b)(4) (1996); See 17 C.F.R. ss. 200.80(b)(4)
         (1996).

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         "Additional Services" means any service or services other than those services expressly required pursuant to the terms and conditions of this Agreement or the Terminal Regulations as specified on Schedule II attached hereto and incorporated herein by this reference and which shall only be provided at the written request of User, and after acceptance by Terminal Company. Services other than those specified on Schedule II may be provided pursuant to the mutual agreement between Terminal Company and User, and any such services shall constitute Additional Services for the purposes of this Agreement.

         "Additional Services Charges" means the charges for Additional Services as set forth on Schedule II hereto.

         "Additional Term" means any additional time during which User has the right to store Commodities at the Terminal as specified on the Variable Information Schedule.

         "Automatic Samplers" means a device installed in a flow and automatically controlled so as to extract a representative sample of the flow, in accordance with API standards.

         "Barrel" means 42 U.S. gallons of 231 cubic inches each at 60 degrees Fahrenheit.

         "Berth I" means the outer tanker berthing facilities capable of safely berthing and mooring vessels from 25,000 to 350,000 SDWT and which have a maximum draft of 84 feet.

         "Berth II" means the inner tanker berthing facilities capable of safely berthing and mooring vessels from 4,000 SDWT to 50,000 SDWT and which have a maximum draft of 45 feet.

         "Book Inventory" means, for any period of time, the total of all volumes of User's Commodities received by the Terminal minus the total of all volumes of User's Commodities delivered by the Terminal expressed in Gross Standard Volume. Book Inventory determination excludes Dock-to-Dock and Ship-to-Ship Transfer volumes handled by the Terminal.

         "Commingled Storage" means tankage which is available to User for Commodities, but which may also contain compatible crude oil or petroleum products of a third party.

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         "Commodities" means such material as is specified on the Variable
Information Schedule or other such ********** as may be mutually agreeable between the User and the Terminal Company. As used in this Agreement, the word "Commodities" includes S&W when referring to gross quantities, but does not include S&W when referring to net quantities.

         "Commodity Transfer" means any physical movement of Commodities involving use of any Facilities including, without limitation, Dock-to-Dock Transfer and Tank-to-Tank Transfer.

         "Common Facilities" means the facilities described in Section 2.1 of this Agreement.

         "Composite Sample" means a sample comprised of proportional portions from samples drawn from each tank of tankships or shore tanks, in accordance with API standards.

         "Contract Loss" means, for each Contract Year, the product of the volume of Commodities received into Dedicated Storage expressed in Gross

Standard Volume and point **********.

         "Dedicated Storage" means the tankage at the exclusive disposition of the User pursuant to the provisions of this Agreement.

         "Dock-to-Dock Transfer" means the transfer of Commodities from one tankship to another tankship by use of Berth I and Berth II and other Common Facilities.

         "Excess Loss" means Terminal Loss, determined at the end of each Contract Year, in excess of Contract Loss.

         "Excess Throughput" means Throughput Volume during any **********, expressed as Gross Standard Volume, in excess of ********** the Storage Volume as specified on the Variable Information Schedule.

         "Excess Throughput Charge" means the amount specified as such on the Variable Information Schedule, or the amount resulting from the application of
Section 5.3.

         "Facilities" means the Common Facilities, Storage Tanks, and the Additional Facilities, if any.

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         "Force Majeure Event" means any event beyond the reasonable control of the parties hereto, including, without limitation forces of nature, perils of the sea, shipwrecks, acts of God, acts of government or any governmental authority or agent thereof, arrests and restraints of governments and people, strikes, lockouts, quarantines, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms or storm warnings, floods, washouts, wars, civil or military disturbances or interferences, acts of terrorism, explosions, breakage or accident to the Terminal, and the breakage of pipes; provided, that any cause of such force majeure shall not have been caused by or reasonably within the control of the party claiming such force majeure, and which, by the exercise of due diligence, such party shall not have been able to prevent or overcome.

         "Force Majeure Period" means any period during which a Force Majeure Event is in effect.

         "Free Water" means the quantity of water resulting from measurements with paste or interface detector, i.e. not entrained water present in oil.

         "Gross Standard Volume" or "GSV" means the total volume of all petroleum liquids and S&W, including Free Water, corrected to standard temperature and pressure.

         "Initial Storage Date" means the date specified as such on the Variable Information Schedule.

         "Loading Facilities" means the facilities described in Section 2.1(d) of this Agreement.


         "Minimum Monthly Charge" means the amount per month specified as such on the Variable Information Schedule, or the amount resulting from the application of Section 5.3.

         "Net Standard Volume" or "NSV" means the total volume of all petroleum liquids excluding S&W and Free Water, corrected to standard temperature and pressure.

         "Person" means any individual, corporation, company, partnership, joint venture, association, firm, estate, trust, or other entity.

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         "Physical Inventory" means the volume of Commodities held by the
Terminal for User's account including User's non-accessible tank bottoms and pipeline contents as determined by a qualified independent inspector at a specified time.

         "Prime Rate" means the base rate on corporate loans posted by at least 75 percent of the 30 largest banks in the United States, as such rate may from time-to-time be amended. The rate as reported from time-to-time in The Wall Street Journal as the "Prime Rate" shall be deemed to constitute such rate absent manifest error or a failure on the part of The Wall Street Journal to report such rate for a period of 14 days or more.

         "Receiving Facilities" means that portion of the Facilities described in Section 2.1(c) of this Agreement.

         "SDWT" means summer deadweight in metric tons.

         "Sediment and Water" or "S&W" means all non-hydrocarbon materials which are entrained in Commodities.

         "Segregated Storage" means tankage at the Terminal available for the Commodities and which do not simultaneously contain ********** of any third party at the time the Commodities are in such tankage.

         "Services" means the rights and services to be provided by Terminal Company to User and more fully described in Article III hereof.

         "Ship-to-Ship Transfer" means the transfer, other than a Dock-to-Dock Transfer, of Commodities or any other crude oil or petroleum products from one tankship to another tankship while one or more such tankships are berthed or moored at Berth I or Berth II.

         "Storage" means Commingled Storage, Dedicated Storage, and Segregated Storage.

         "Storage Tanks" means such tanks as are specified on the Variable Information Schedule.


         "Storage Volume" means the shell capacity of the Storage Tanks as specified on the Variable Information Schedule.

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         "Tank-to-Tank Transfer" means the transfer of Commodities between one or more Storage Tanks or between any third party's storage and one or more Storage Tanks.

         "Term" means the number of Contract Years specified as such period of time on the Variable Information Schedule, subject to the provisions of Article IV of this Agreement.

         "Terminal" means the crude oil and other refined petroleum product storage and transshipment facilities of Terminal Company and subsequent additions thereto, if any, located at Point Tupper near Port Hawkesbury, Nova Scotia, Canada, including, without limitation, land, jetties, moorings, docks, wharves, storage tanks, loading and discharging lines, pumps, and all other facilities necessary or useful in connection with the performance of the Services during the Tenn.

         "Terminal Company" means Statia Terminals Point Tupper, Inc., a corporation incorporated in Nova Scotia, Canada.

         "Terminal Loss" means the Book Inventory for any period of time, minus Physical Inventory, at the end of such period of time, expressed in Gross Standard Volume. Cleaning of tank bottoms or any actual physical loss due to fire, spillage, or another observable occurrence does not constitute a Terminal Loss unless such occurrence is the result of negligence on the part of the Terminal Company.

         "Terminal Regulations" means Attachment I attached hereto and incorporated herein by this reference, or the latest revision of Attachment I as the same may be amended by Terminal Company from time to time at its sole discretion as if attached hereto and incorporated herein; provided, however, that if such amendment adversely affects User in any material way, such amendment shall be subject to approval by User.

         "Throughput Volume" means the volume of Commodities delivered into Storage expressed as Gross Standard Volume. Dock-to-Dock Transfer or Tank-to-Tank Transfer volumes delivered in any applicable month shall count as Throughput Volume.

         "Total Calculated Volume" or "TCV" means the total volume of all petroleum liquids and S&W, corrected to standard temperature and pressure plus all Free Water measured at observed temperature and pressure, i.e., Gross Standard Volume.

         "Total Variable Costs" means the aggregate cost of the items listed on
Schedule III attached hereto and incorporated herein by this reference as determined annually in good faith by Terminal Company for the twelve months ending each March 31.


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         "United States Dollars" or "USD" means lawful currency of the United
States of America.

         "User" means the Person specified as such on the Variable Information Schedule and any assignee thereof permitted by Article X of this Agreement.

         "Working Inventory" means Physical Inventory excluding non-accessible tank bottoms and pipeline contents.

         "Contract Year", "year", "quarterly period", "month", "day".

         (a) "Contract Year" means a period of 12 consecutive months, the first such period commencing on the Initial Storage Date and ending at midnight on the day preceding the first anniversary of the Initial Storage Date, and each subsequent period during the Term, or any extension thereof, commencing on each such anniversary of the Initial Storage Date and ending at midnight on the day preceding the next subsequent anniversary of the Initial Storage Date.

         (b) "year" means a calendar year.

         (c) "quarterly period" means the period starting on the Initial Storage Date and ending at midnight on the day preceding the correspondingly numbered day in the third month following the month in which the Initial Storage Date falls and each period of three months thereafter. If there is no correspondingly numbered day in the month during which the period ends, the period shall end at midnight on the last day of such month.

         (d) "month" means a calendar month.

         (e) "day" means a 24 hour calendar day.

                                   ARTICLE II
                                   FACILITIES

         2.1 Common Facilities. From and after the Initial Storage Date, Terminal Company will make the following facilities (hereinafter the "Common Facilities") available to User for User's use in accordance with the terms of this Agreement and Terminal Regulations:

         (a) Berth I;

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         (b) Berth II;

         (c) The Receiving Facilities (including unloading arms, hoses, connectors, piping, and manifolding) capable of receiving Commodities from vessels moored at either Berth I or Berth II using ship's pumps and ship's power; and

         (d) The Loading Facilities (including loading arms, hoses, connectors, piping, and manifolding) capable of loading Commodities into vessels moored at either, Berth I or Berth II.

         2.2 Storage Tanks. Except as otherwise provided in Articles V or VI, from and after the Initial Storage Date and continuing for the remainder of the Term, Terminal Company shall make available to User for User's exclusive use in accordance with the terms and provisions of this Agreement and the Terminal Regulations the Storage Tanks. Each tank shall be capable of storing Commodities and shall be connected with adequate piping and mixers.

         2.3 Ownership. Notwithstanding anything to the contrary contained in this Agreement, ownership of and title to all Facilities shall be and remain in Terminal Company, and User shall acquire no right, title, or interest therein except the right to use Facilities as per the terms of this Agreement and the Terminal Regulations.

                                   ARTICLE III
                             DESCRIPTION OF SERVICES

         3.1 Operation of Terminal. Except as otherwise provided in Articles V or VI, at all times subsequent to the Initial Storage Date, and continuing for the remainder of the Term, Terminal Company shall maintain and operate the Facilities in accordance with the terms and provisions of this Agreement, Terminal Regulations, all laws, and governmental regulations.

         3.2 Commodity Transfer. From and after the Initial Storage Date, and continuing for the remainder of the Term, User shall have the right to store and transfer Commodities through the Terminal as follows:

         (a) User shall have the right to deliver cargoes of Commodities to the Terminal for storage and Commodity Transfer. Terminal Company shall store the Commodities in Dedicated Storage and redeliver the Commodities, subject to any Terminal Loss, if any.

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         (b) Notwithstanding anything to the contrary contained in this
Agreement, it is mutually understood and agreed by and between Terminal Company and User that User may store only Commodities in the Storage Tanks.

         3.3 Additional Services. In addition to the Services referred to above, Terminal Company shall during the Term use reasonable efforts to make arrangements, either directly or with independent contractors, for the supply of Additional Services. Any such Additional Services shall be supplied in accordance with this Agreement, the Terminal Regulations, and written instructions received from User. User will be responsible for the payment for any such Additional Services supplied.


         3.4 Prohibited Activities. User shall not at any time sublet, rent, or sublease or otherwise transfer or allow the use of any portion or all of the Storage; provided that, at User's written request, Terminal Company shall from time-to-time and on a case-by-case basis attempt to sublet a portion or all of the Storage on terms and conditions which are mutually satisfactory to User and Terminal Company, including but not limited to the applicability of throughput volume of any third party to the Throughput Volume pursuant to this Agreement. In the event there is a transfer of ownership of Commodities while in one or more of the Storage Tanks, User shall remain responsible for all performance under this Agreement, including but not limited to liability for payment of all charges pursuant to this Agreement. User shall not engage in any Ship-to-Ship Transfer or any Dock-to-Dock Transfer without the prior written approval of Terminal Company, such approval not to be unreasonably withheld. The approval of one such Ship-to-Ship Transfer or Dock-to-Dock Transfer shall not constitute approval of any such future transfer.

                                   ARTICLE IV
                                TERM OF AGREEMENT

         4.1 Term. The initial Term of this Agreement shall commence on the Initial Storage Date hereof and shall end at midnight on the day preceding the anniversary of the Initial Storage Date corresponding to the number of Contract Years in the initial Term of this Agreement as specified on the Variable Information Schedule, subject to the provisions of Article VI of this Agreement.

         4.2 Additional Term. Provided User is not in Default under any of the terms, covenants, and provisions of this Agreement at the time of the exercise of the right granted pursuant to this Section 4.2, User is hereby granted the right to extend this Agreement for such additional period of years following the expiration of the initial Term hereof as is specified on the Variable Information Schedule **********. The exercise of this right must occur on or before ********** but not more than

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********** prior to expiration of the initial Term by User providing Terminal
Company with written notice of User's election to exercise the right granted pursuant to this Section 4.2.

                                    ARTICLE V
                    MONTHLY CHARGES - INVOICING AND PAYMENTS

         5.1 Minimum Monthly Charge. The User shall pay the Minimum Monthly Charge which shall be due and payable on the first day of the month which immediately follows the month in which the Initial Storage Date occurs and on the first day of each month thereafter during the Term and any additional term resulting from the exercise of the option granted pursuant to Section 4.2, if any. The final payment shall be made on the first day of the month first occurring after the end of the Term or any additional term resulting from the exercise of the option granted pursuant to Section 4.2. The Minimum Monthly Charge shall be due and payable without regard to (i) whether Commodities are actually delivered to the Terminal by User, or any party on behalf of User, or

(ii) the amount of any Commodities actually delivered to the Terminal. Where the Initial Storage Date does not occur on the first day of the month, the first and last payment amounts shall be prorated by multiplying the Minimum Monthly Charge by the number of actual days of the applicable month falling within the Term divided by 30 days.

         5.2 Excess Throughput Charge. In the event that the Throughput Volume of Commodities during any ********** exceeds ********** the Storage Volume, User shall pay the Excess Throughput Charge for each Barrel of Throughput Volume in excess of ********** the Storage Volume during such quarterly period.

         5.3 Escalation of Charges. Effective as of the first day of the ********** Contract Year and effective as of the first day of each Contract Year thereafter and any Additional Term, the Minimum Monthly Charge shall be increase, but not reduced, to an amount equal to the sum of **********, if the adjusted Minimum Monthly Charge resulting from any such calculation represents a year-to-year increase of greater than ********** or an increase of more than ********** over any ********** period commencing with the ********** Contract Year, User may, at its option terminate this Agreement in accordance with the procedure below. Terminal Company shall not be required to increase the Minimum Monthly Charge to the full extent permitted by this Section. Effective as of the first day of the ********** Contract Year and effective as of the first day of each Contract Year thereafter, all Additional Services Charges shall be increased, or further increased as the case may be, to amounts equal to the product of the such Additional Services Charges prior to adjustment times a fraction

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having a numerator equal to the adjusted Minimum Monthly Charge and denominator equal to the Minimum Monthly Charge prior to adjustment.

         On or before the May 1 immediately prior to the first day of the ********** Contract Year, and on or before each May 1 thereafter, Terminal Company shall provide User with the Minimum Monthly Charge and all Additional Services Charges for the immediately following Contract Year. If the Minimum Monthly Charge increases by more than ********** for the next Contract Year or more than ********** over any ********** period commencing with the ********** Contract Year, User shall notify Terminal Company of its election to terminate this Agreement on or before the immediately following **********, and if User so elects, User shall remove all Commodities from the Terminal on or before the immediately following **********, and this Agreement shall terminate at the end of the then current Contract Year.

         The Total Variable Costs shall be subject to audit at User's sole cost and expense by an auditor from a mutually acceptable internationally recognized audit firm which is not the auditor for Terminal Company, User, or an affiliate of Terminal Company or User. The auditor shall verify each line item of the Total Variable Costs, but shall not provide User with detailed information with regard to such Total Variable Costs.

         5.4 Invoices for Charges. Terminal Company shall prepare and submit to

User an invoice or invoices with appropriate supporting detail for all applicable charges. Each such invoice shall be sent by telex or facsimile transmission to User at the number or numbers set forth on the Variable Information Schedule as such number or numbers may be from time to time changed by a notice given in accordance with Section 12.4. Any amount required to be paid to Terminal Company pursuant to this Agreement or the Terminal Regulations shall be effected in United States Dollars by telegraphic transfer to Terminal Company's bank no later than 5 calendar days after transmission of a telex or facsimile invoice subject to the provisions of Section 5.5.

         5.5 Payments to the Terminal Company. Payments due on a Saturday shall be paid on the Friday before, and payments due on a Sunday shall be paid on the following Monday. Payments due on a holiday observed by major U.S. banks shall be paid on the preceding day except when the holiday falls on a Monday and in that instance payment is due on the following business day.

         5.6 Taxes and Duties. Any and all taxes (except for taxes based solely on the income of Terminal Company), duties, tariffs, goods and services taxes (whether Federal or Provincial), and other such charges shall be for the account of User and

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shall be invoiced to User in accordance with Section 5.4. Terminal Company represents that the Terminal is presently a bonded warehouse and shall maintain this status. In the event Free Enterprise Zone or other such regulatory changes become available, Terminal Company and User will work together to implement such status, if it is deemed advantageous.

         5.7 Interest on Payment Due. Any amount due pursuant to this Agreement or the Terminal Regulations and not paid when due shall bear interest from the date due through the date of payment at **********. Such payments of interest shall be made in the full amount due, free of any withholding tax imposed by any government. Payment instructions shall be included in the telex or facsimile invoice.

                                   ARTICLE VI
                             EXCUSED NON-PERFORMANCE

         6.1 Non-Compliance. Terminal Company reserves the right to reject any and all Commodities tendered for Commodity Transfer which are not in compliance with any applicable provision of this Agreement, including the Terminal Regulations.

         6.2 Disputes over Commodities. Commodities which are in any way involved in litigation other than a general average or salvage claim, or the ownership of which may be in dispute, or which are encumbered by a lien or charge of any kind, shall not be accepted for Commodity Transfer.

         6.3 Notice of Force Majeure Event. Upon the occurrence of any Force Majeure Event, the party claiming such force majeure shall immediately give the other party notice of the Force Majeure Event but in any event, such notice shall be given within 3 days of the Force Majeure Event; provided, however, that if the Force Majeure Event results in the total loss or material damage to any portion of the Facilities, Terminal Company shall give notice of the Force Majeure Event within 24 hours of its occurrence.

         6.4 Rights and Obligations with Respect to Force Majeure. If as a result of a Force Majeure Event Terminal Company or User fails or omits to carry out or observe any of the terms or conditions of this Agreement or of the Terminal Regulations to be carried out or observed by it, such failure or omission shall not be deemed a breach of this Agreement or of the Terminal Regulations; provided, however, in no such event shall the User be released from its obligations to make any and all payments due hereunder, including, without limitation, the payment during any Force Majeure Period of **********.

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         6.5 Substitution of Space and Termination. If as a result of any Force
Majeure Event, there is a partial loss of Dedicated Storage capacity in the Terminal so that the Terminal Company cannot provide the Storage Volume of Dedicated Storage, then the following shall apply:

         (a) Terminal Company shall have the right to substitute within ********** other suitable Dedicated Storage capacity, and this Agreement shall continue in full force and effect. It is agreed between Terminal Company and User that the substitution of other Dedicated Storage shall not have a material adverse impact on User's cost of using the Terminal.

         (b) If, after application of Section 6.5(a), the available Dedicated Storage capacity is less than ********** of the Storage Volume for a continuous period of **********. User shall have the option to terminate this Agreement upon ********** written notice to Terminal Company.

         (c) If, after application of Section 6.5(a), the available Dedicated Storage capacity is less than ********** of the Storage Volume, Terminal Company shall, within **********, give in writing notice (the "Restoration Notice") to User as to Terminal Company's plans to restore the available Dedicated Storage capacity to at least ********** of the Storage Volume and the anticipated time required for such restoration. If the reasonably anticipated time required for such restoration is in excess of ********** after the Restoration Notice, User shall have ********** after receipt of the Restoration notice in which to make an election in writing to terminate, this Agreement or for this Agreement to continue in full force and effect, and failing such election within such ********** period, this Agreement shall continue in full force and effect.

         (d) If, after application of Section 6.5(a), the Storage capacity available to User is less than the Storage Volume, the Minimum Monthly Charge shall be reduced to an amount equal to the Minimum Monthly Charge immediately prior to such reduction times a decimal fraction having a numerator consisting of the number of Barrels of Storage available to User and the denominator is equal to the Storage Volume.

                                   ARTICLE VII

                       LIABILITY, RISK, CUSTODY AND CLAIMS

         7.1 Liability of the User. The User shall defend and indemnify and in all cases be liable to Terminal Company for any damage, loss, or liability suffered or incurred by Terminal Company on account of the injury to or death of persons or

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

damage to or destruction of Terminal Company's or any third party's property (including government property and public property) which is caused by the negligence or willful misconduct of or omission of User, its agents, or employees which arises from or out of the delivery by User of Commodities which do not meet the normal specification for the Commodities (or such other ********** as agreed pursuant to the definition of Commodities), or which contain **********, and User shall hold harmless, indemnify, and defend Terminal Company from and against any and all claims, suits, liabilities, and expenses on account of such injury, death, damage, or destruction so arising.

         7.2 Liability of the Terminal Company. Excluding any and all value for loss of or damage to any of the Commodities, which loss or damage shall be covered exclusively by the provisions of Section 7.3 hereof, Terminal Company shall defend and indemnify and in all cases be liable to User for any damage, loss, or liability suffered or incurred by User on account of the injury to or death of persons or damage to or destruction of User's or any third party's property, its agents, or employees, which is caused by the negligence or willful misconduct of or omission of Terminal Company. Terminal Company shall defend, indemnify and hold harmless User for any release into the environment of any Commodities in the custody of Terminal Company, provided such release was not caused by User's negligence and Terminal Company shall hold harmless, indemnify, and defend User from and against all claims, suits, liabilities, and expenses on account of any such injury, death, damage, loss or destruction so arising.

         7.3 Risk of Loss of Commodities. Terminal Company shall be liable to User for any loss of (without deduction of the Contract Loss) or damage to the Commodities owned by or held in the name of User while in Terminal Company's custody, provided such damage, loss, or liability arose from the negligence or willful misconduct of Terminal Company, its agents, or employees.

         7.4 Claims. Without limiting any other provision of this Agreement except as expressly provided by this Section 7.4, neither party shall have any liability arising out of or in connection with this Agreement unless the party having such claim (the "Claiming Party") gives written notice in accordance with the provisions of Section 12.4 hereof in reasonable detail within 30 days after the date the Claiming Party obtains knowledge of the transaction or occurrence giving rise thereto, and for quality claims only, within 90 days from the date of such transaction or occurrence.

         7.5 Consequential Damages. Notwithstanding any other provision of this Agreement, under no circumstance shall either Terminal Company or User be liable to the other for any special, indirect, incidental, or consequential loss or damage of any


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

nature whatsoever, irrespective of whether claims or actions for such loss or damage are based upon contract, warranty, tort (including negligence), strict liability, or otherwise.

                                  ARTICLE VIII
                                 LOSS ALLOWANCE

         8.1 Measurements. Volume measurements for all Commodities and Free Water shall be carried out in accordance with acceptable industry practice an as specified in Articles 10 and 11 of the Terminal Regulations. All volume determinations shall be to the nearest Barrel and all monetary calculations shall be to 2 decimal points, except that Additional Services Charges shall be 4 decimal points.

         8.2 Excess Loss. Subject to Section 7.3 and other provisions of this Agreement regarding losses, Terminal Company shall be liable to User for any Excess Loss. Any liability of Terminal Company to User for any Excess Loss shall be calculated and settled at the ********** during the Term and any extensions thereof by Terminal Company replacing such Excess Loss in kind on or before the ********** or paying to User the fair market value for the applicable Commodities as of the end of the month following such Contract Year. However, it is understood that the Terminal Company shall redeliver to User, less actual physical loss, all Commodities delivered to the Terminal. All Terminal Loss incurred up to the allowed Contract Loss shall be for User's account, and Terminal Company shall have no liability whatsoever for such Contract Loss, provided supporting documentation is verifiable by User or its designee.

         8.3 Determination of Excess Loss. Determination of the amount of any Excess Loss shall be made based upon quantities reported by a mutually acceptable independent inspection company, if appointed, or as shown by Terminal Company records and verified by the Terminal Company on a monthly activity report.

                                   ARTICLE IX
                          TERMINATION RIGHTS; REMEDIES

         9.1 Termination Rights. During the Term either party (the "Notifying Party"), without prejudice to its other rights, may terminate this Agreement by giving to the other party (the "Defaulting Party") not less than 30-days' prior written notice in the event that the Defaulting Party:

         (a) Files a voluntary petition in bankruptcy or a voluntary petition for readjustment of its debt or for other similar relief under any applicable bankruptcy or insolvency act or law;


         (b) Makes an assignment for the benefit of creditors;

         (c) Is adjudicated as bankrupt or insolvent and such adjudication continues for 60 days after the entry thereof undismissed, unbonded, or undischarged; or

         (d) Fails in its performance of any material obligation hereunder and fails to remedy such default within 30 days after receipt of notice thereof from the Notifying Party.

         9.2 Arbitration of Right to Terminate. If the Defaulting Party requests arbitration pursuant to Article XI hereof in respect of the Notifying Party's right to terminate pursuant to Section 9.1 hereof, and such request is made within 10 days of the purported effective date of any notice of termination, such termination shall be effective only if sustained in the arbitration proceedings.

                                    ARTICLE X
                   ASSIGNMENT AND THIRD PARTY USE OF TERMINAL

         10.1 Assignment. Neither party to this Agreement shall have the right to assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the express written consent of the other party. Such consent shall not be unreasonably withheld by Terminal Company or User. However, either party may assign this contract to any of its affiliates, provided the party so assigning remains obligated hereunder.

                                   ARTICLE XI
                                   ARBITRATION

         11.1 Arbitration. Any dispute between the parties to this Agreement concerning the meaning or effect of this Agreement, or the rights or liabilities of the parties hereunder, or any matter arising out of the same or connected therewith, shall, unless otherwise specifically provided herein, be finally settled by arbitration in Halifax, Nova Scotia, Canada, in accordance with the International Arbitration Rules of the American Arbitration Association ("Rules") by three arbitrators, one of which shall be appointed by each of the parties. Each party shall appoint an arbitrator to be appointed by it within 15 days following any demand by either party for arbitration, and if either party shall fail to so appoint the arbitrator to be appointed by it, its arbitrator shall promptly be appointed by the American Arbitration Association. The third arbitrator shall be appointed by the two arbitrators so appointed. If the said two arbitrators fail for any reason to appoint a third arbitrator within 60 days following their appointment, the third arbitrator shall be appointed in accordance with the Rules. Judgement upon any award rendered by the arbitrators may be entered in any appropriate court and/or any court having jurisdiction of the party against whom enforcement thereof is sought. Neither the existence of any dispute nor the pendency of any arbitration hereunder shall excuse either party from performance under this Agreement.


                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Terminal Regulations. In the event of any difference or conflict between this Agreement and the Terminal Regulations, the terms, conditions, and definitions of this Agreement shall prevail.

         12.2 Waiver. No benefit or right accruing to either party shall be waived unless the waiver is reduced to writing and signed by both parties. No waiver by either party of any provision of this Agreement shall be construed as a waiver of any other provision, nor shall a waiver of any one default be construed as a waiver of any other prior or subsequent like or different default.

         12.3 Authority. The User and Terminal Company each hereby represent and warrant that:

         (a) It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to carry out the terms and provisions hereof,

         (b) There is no action, proceeding, or investigation pending or threatened, and no term or provision of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgement, decree, order, statute, rule, or regulation which in any way prevents or interferes with or adversely affects the entering into by it, or the carrying out by it, of any of the terms or provisions of this Agreement;

         (c) No approval of any governmental body is required for carrying out this Agreement;

         (d) The execution and delivery hereof has been duly authorized by all necessary corporate action of such party and that this Agreement constitutes the valid and binding obligation of such party; and

         (e) Each party hereby agrees to provide, at the time of signature of this Agreement, such evidence as the other shall reasonably request supporting the representations and warranties of this Section, and each shall provide to the other party documents reasonably acceptable to the other party evidencing their individual ability to meet their financial obligations pursuant to this Agreement.

         12.4 Notices.

         (a) Manner of Giving Notices. To the extent that either party is required by this Agreement to give notice to the other party in respect of any claim or dispute, or of the exercise of any right or option under this Agreement, such notice shall be sufficiently given if sent by facsimile or reputable courier service. Fax notification shall be verified

                  i.       The User as specified on the Variable Information
                           Schedule.

                  ii.      The Terminal Company at its address as follows:

                                    Statia Terminals Point Tupper, Inc.
                                    3817 Port Malcolm Road
                                    Port Hawkesbury, Nova Scotia B0E 2V0
                                    Canada
                                    Facsimile: 902-625-3098

and confirmed by the originating party by registered letter sent by first class mail or an internationally known and reputable courier service to the other party at the relevant address stated above or to such other address as shall be furnished to the other party hereto in writing.

         (b) Sufficiency of Notices. Notices to either party pursuant to the Terminal Regulations and other similar, or dissimilar, notices under this Agreement shall be sufficiently given if sent by cable, telex, or facsimile to the relevant party at its address as stated in Section 12.4(a) hereof. All such notices, including but not limited to any notice pursuant to Section 12.4(a) hereof, sent by telex or facsimile shall be deemed to have been received at the time sent by the sending party if sent during normal business hours at the receiving location, or if not sent during such normal business hours, at 9 a.m. on the next business day of the receiving party.

         12.5 Governing Law. This Agreement shall be interpreted in accordance with the law of Nova Scotia, Canada, applicable to agreements made and to be performed entirely within Nova Scotia without regard to any conflict of laws provision or case law of Nova Scotia which would otherwise cause the application of the law of any other jurisdiction.

         12.6 Entirety; Execution. This Agreement (including the Terminal Regulations) comprises the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior representations and understandings between the User and the Terminal Company concerning the subject matter or in consideration hereof Neither this Agreement nor any subsequent agreement amending, supplementing, or terminating this Agreement shall be binding on either the User or the Terminal Company unless and until it has been executed by their respective duly authorized representatives.

         12.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals, as of the day first herein specified.

STATIA TERMINALS POINT                    *****************
   TUPPER, INC.



By:
   -------------------------
Title:

                                   SCHEDULE I

                          VARIABLE INFORMATION SCHEDULE

         For the purposes of the Storage and Throughput Agreement to which this Variable Information Schedule is attached, the terms used in such Storage and Throughput Agreement shall be additionally defined as follows:

User:                             **********

Commodities:                      **********

Storage Tanks:                    **********

Storage Volume:                   **********

Additional Facilities:            **********

Initial Storage Date:             August 1, 1994

Term:                             Five Contract Years.

Additional Term:                  Two (2) additional consecutive five (5)
                                  Contract Year storage periods immediately following the initial Term.

Minimum Monthly
Charge:                           **********

Excess Throughput
Charge:                           **********

Notices: All notices to which Section 12.4 applies shall be sent to:

                                                 *  *  *  *  *  *  *  *  *  *

                                   SCHEDULE II

                               ADDITIONAL SERVICES

           For the purposes of the Storage and Throughput Agreement to which this Schedule II is attached, the Additional Services and Additional Services Charges are as follows:

=============================================================
Additional Services:             Additional Services Charges:

-------------------------------------------------------------
Dock-to-Dock                     **********
Transfers:

-------------------------------------------------------------
Ship-to-Ship                     **********
Transfers:

-------------------------------------------------------------
Mixing:                          **********

-------------------------------------------------------------
Other:                           None.

=============================================================

                                  SCHEDULE III

                       STATIA TERMINALS POINT TUPPER, INC.
                           1994 PLAN OPERATING COSTS*

In US Dollars

                                  **********


--------

* The 1994 Plan Operating Costs are anticipated to be substantially the same as those for the first Contract Year (August 1, 1994 to July 31, 1995). The aggregate cost of the above listed items, as determined each March 31, shall constitute the Total Variable Costs.

                              TERMINAL REGULATIONS

                                       FOR

                         STATIA TERMINALS POINT TUPPER,

                                  INCORPORATED

                                  Attachment I

                              TERMINAL REGULATIONS
                 FOR STATIA TERMINALS POINT TUPPER, INCORPORATED

                                    ARTICLE 1

                                     General

         1.01 Statia Terminals Point Tupper, Incorporated, hereinafter referred to as Terminal Company, shall carry out the Handling of Commodities and all Commodity Transfers at its Terminal in accordance with these Terminal Regulations.

         1.02 These Terminal Regulations shall in part determine the relations between Terminal Company and the User with respect to the services rendered. User's use of the Terminal shall, at all times, be governed by and be in accordance with the provisions of these Terminal Regulations and the Agreement.

         1.03 In the event of any difference or conflict between these Terminal Regulations and the Agreement between Terminal Company and the User, the terms, conditions, and definitions of the Agreement shall prevail.

                                    ARTICLE 2

                                   Definitions

         The following terms shall have the meanings specified below unless the context otherwise requires:

         "Additional Facilities" means the facilities, if any, described on the Variable Information Schedule.

         "API Gravity" or "API" means the petroleum industry term for density of petroleum liquid expressed in API units. This density is obtained by means of simultaneous hydrometer and temperature readings, equated to, and expressed at 60 degrees Fahrenheit.

         "Agreement" means the Storage and Throughput Agreement, and any and all Schedules and Attachments thereto, effective as of August 1, 1994, between Terminal Company and the User, and when the term "Agreement" is used in these Terminal Regulations in conjunction with a section number or article number, such reference means the correspondingly numbered section or article of such Storage and Throughput Agreement not a section or article of these Terminal Regulations.

         "Allowed Berth Occupancy" shall have the meaning ascribed to such term in Section 8.02 hereof.


         "Automatic Samplers" means a device installed in a flow and automatically controlled so as to extract a representative sample of the flow, in accordance with A.P.I. standards.

         "Barrel" means forty-two (42) U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit.

         "Berth I" means the outer tanker berthing facilities capable of safely berthing and mooring Vessels from 25,000 to 350,000 SDWT and which have a maximum draft of 84 feet.

         "Berth II" means the inner tanker berthing facilities capable of safely berthing and mooring Vessels from 4,000 SDWT to 50,000 SDWT and which have a maximum draft of 45 feet.

         "Berth" means Berth I or Berth II or both Berth I and Berth II.

         "Berth Occupancy" shall have the meaning ascribed such term in Section 8.01.

         "Blending" means the process whereby Commodities of one type are mixed or otherwise processed with one or more Commodities of another type in specified proportions.

         "Bottoms" means any Commodities remaining in a tank after the tank has been emptied and stripped.

         "Commingled Storage" means tankage which is available to User for Commodities, but which may also contain compatible crude oil or petroleum products of a third party.

         "Commodities" means such material as is specified on the Variable Informati on Schedule or other such ********** as may be mutually agreeable between the User and the Terminal Company. As used in this Agreement, the word "Commodities" includes S&W when referring to gross quantities, but does not include S&W when referring to net quantities.

         "Commodity Transfer" means any physical movement of Commodities involving use of any Facilities including, without limitation, Dock-to-Dock Transfer, Ship-to-Ship Transfers and Tank-to-Tank Transfer.

         "Common Facilities" means the facilities described in Section 2.1 of the Agreement.

         "Critical Zone" means the area in the Storage Tanks identified as such by the strapping tables produced by an Independent Petroleum Inspection Company for such Storage Tanks.

         "Dedicated Storage" means the tankage at the exclusive disposition of the User pursuant to the provisions of the Agreement.


         "Delivery Point" means the point at which the Terminal's loading hose or arm connects with the Vessel's manifold connection or reducer.

         "Dock-to-Dock Transfer" means the transfer of Commodities from one tankship to another tankship by use of Berth I and Berth II and other Common Facilities.

         "Excess Berth Occupancy Charge" means a charge levied against a Vessel for her occupying the Berth for a period beyond the Allowed Berth Occupancy.

         "Facilities" means the Common Facilities, Storage Tanks, and the Additional Facilities, if any.

         "Gross Standard Volume" or "GSV" means the total volume of all petroleum liquids and S&W, including Free Water, corrected to standard temperature and pressure.

         "Handled" or "Handling" means the receipt, throughput, storage, blending, Dock-to-Dock Transfers, Tank-to-Tank Transfer, or redelivery of Commodities by Terminal Company or any combination of such activities.

         "Insurance Gauge" means a process during a Commodity Transfer, where a Vessel discharges or loads Commodities for an agreed period of time, Commodity Transfer is stopped and both the Vessel's tanks and the shore tanks are gauged to determine the net change in each so as to calculate the quantity of Commodities in the transfer lines prior to the start of the Commodity Transfer.

         "Handling Plan" shall have the meaning ascribed to such term in Section 6.08(a).

         "Laytime" shall have the meaning ascribed to such term in Section 7.01 hereof.

         "Notice of Readiness" means the advice from the Vessel's Master that the Vessel under his command has arrived at the designated anchorage area and is in a suitable condition in all respects to commence the discharge or loading of cargo. A Notice of Readiness will not be deemed to be properly given unless, at the time such notice is given, the Vessel is in fact ready in all respects to commence the discharge or loading of cargo, as the case may be.

         "Observed Temperature" means the temperature of any Commodities at the time of testing as determined by a temperature sensing device or thermometer.

         "Port" means terminal of Point Tupper and its approaches.

         "Receiving Facilities" means that portion of the Facilities described in Section 2.1 (c) of the Agreement.

         "Receiving Point" means the point at which the Vessel's manifold connection connects with Receiving Facilities.

         "SDWT" means summer deadweight in metric tons.

         "Sediment and Water" or "S&W" means all non-hydrocarbon materials which are entrained in Commodities.

         "Segregated Storage" means tankage at the Terminal available for the Commodities and which do not simultaneously contain of any third party at the time the Commodities are in such tankage.

         "Ship-to-Ship Transfer" means the transfer, other than a Dock-to-Dock Transfer, of Commodities or any other crude oil or petroleum products from one tankship to another tankship while one or more such tankships are berthed or moored at Berth I or Berth II.

         "Shipment" means a quantity of Commodities Handled or to be Handled by the Terminal.

         "Shipping Terms" means the latest addition of INCOTERMS, the international rules for the interpretation of trade terms.

         "Storage Tanks" means such tanks as are specified on the Variable Information Schedule.

         "Tank-to-Tank Transfer" means the transfer of Commodities between one or more Storage Tanks or between any third party's storage and one or more Storage Tanks.

         "Terminal" means the crude oil and other refined petroleum product storage and transshipment facilities of Terminal Company and subsequent additions thereto, if any, located at Point Tupper near Port Hawkesbury, Nova Scotia, Canada, including, without limitation, land, jetties, moorings, docks, wharves, storage tanks, loading and discharging lines, pumps, and all other facilities necessary or useful in connection with the performance of the Services during the Term.

         "Ton" means a metric ton of 1,000 kilograms.

         "User" means the Person specified as such on the Variable Information Schedule and any assignee thereof permitted by Article X of the Agreement.

         "Vessel" means any one of various types of marine equipment, including tank barges and tanker ships.

         "Vessel Nomination" means the declaration by the User to Terminal Company of a Vessel, the expected date of the Vessel's arrival and detailed description of the Commodities to be loaded or discharged as required by Article 6 hereof.


         "Working Day" means hours between 0800 to 1700 (Atlantic Time Zone) Monday through Friday excluding legal holidays observed in Nova Scotia.

         "Contract Year", "year", "quarterly period", "month", "day".

         i. "Contract Year" means a period of 12 consecutive months, the first such period commencing on the Initial Storage Date and ending at midnight on the day preceding the first anniversary of the Initial Storage Date, and each subsequent period during the Term, or any extension thereof, commencing on each such anniversary of the Initial Storage Date and ending at midnight on the day preceding the next subsequent anniversary of the Initial Storage Date.

         ii.      "year" means a calendar year.

         iii. "quarterly period" means the period starting on the Initial Storage Date and ending at midnight on the day preceding the correspondingly numbered day in the third month following the month in which the Initial Storage Date falls and each period of three months thereafter. If there is no correspondingly numbered day in the month during which the period ends, the period shall end at midnight on the last day of such month.

         iv.      "month" means a calendar month.

         v.       "day" means a 24 hour calendar day.

                                    ARTICLE 3

                    Characteristics and Grades of Commodities

         3.01 Terminal Company reserves the right to refuse to accept any Commodities or class of Commodities which fail to meet the specifications mutually agreed upon by Terminal Company and User.

         3.02 The User shall advise Terminal Company of the quality and quantity of each Shipment of Commodities in terms of S&W, degrees API Gravity, temperature, pour point, flash point, ash, name and source, and such other specifications as may be reasonably requested by Terminal Company, all in accordance with the time requirements of Article 6 hereof. User agrees to supply Terminal Company with a copy of any Material Safety Data Sheet applicable to any-and all Commodities to be received at the Terminal.

         3.03 Except as otherwise specifically agreed in writing between the User and Terminal Company all Commodities delivered to Terminal Company shall be stored in Segregated Storage.

         3.04 User acknowledges that Terminal Company shall have an absolute tight to rely upon the accuracy of such information given pursuant to the provisions of Section 3.02 hereof, within the limits of reproducibility of testing. User expressly assumes full and complete responsibility for the truth and accuracy of this information, and User expressly agrees to indemnify and hold Terminal Company harmless from and against any and all liability, claims, demands, costs, expenses and damages incurred or suffered by Terminal Company as a direct or indirect result of any inaccuracies in such information.

         3.05 Terminal Company shall have a right, at the User's expense, to request and receive samples from each tank of User's Vessel prior to accepting delivery of any cargo; provided, however, that Terminal Company's requesting said sample shall not relieve User of its obligations stated in Section 3.04 above.

         3.06 Unless other arrangements are made with Terminal Company and User, Terminal Company shall have a right to refuse to accept any Commodities having a viscosity in excess of 1000 centistoke at the Observed Temperature at the time of arrival or during discharge.

         3.07 Unless other arrangements are made between Terminal Company and User, Terminal Company shall have the right to refuse to accept any Commodities having an Observed Temperature at the commencement of discharge or at any time during discharge less than 15 degrees F above the pour point of the Commodities as determined by tests in accordance with Article 10 hereof.

                                    ARTICLE 4

                  Vessel Requirements and Performance Criteria

         4.01 Rated Capabilities. Terminal Company's Terminals Facilities shall be capable of meeting the following performance criteria:

         (a) Berthing of Vessels from 25,000 to 350,000 SDWT with a maximum draft of 84 feet at Berth I or Vessels from 4,000 SDWT to 50,000 SDWT with a maximum draft of 45 feet at Berth II.

         (b) Receiving Commodities from Vessels (using ship's pumps and ship's power) at rates up to 100,000 Barrels per hour and pressures not less than 100 psig nor greater than 175 psig (measured at the Vessel's rail).

         (c) Loading Commodities into vessels by gravity at rates up to that sufficient to load the vessel within 24 hours.

         4.02 Vessels Discharging. All Commodities received by Terminal Company from User shall arrive in Vessels from 25,000 SDWT to 350,000 SDWT with a maximum draft of 84 feet at Berth I or Vessels from 4,000 SDWT to 50,000 SDWT with a maximum draft of 45 feet at Berth II. The pumping capacity of all Vessels arriving at the Terminal (based upon normal discharge including stripping) shall be ********** of its total cargo carrying capacity per hour. Additionally, all Vessels arriving at the Terminal shall, during discharge, maintain a continuous (average) pressure (measured at Vessel's rail) of not less than 100 psig.

         4.03 Vessels Loading. The User may nominate Vessels from 4,000 SDWT to 350,000 SDWT to receive Commodities redelivered by Terminal Company provided that the Vessel is capable of receiving cargo at a rate of ********** of its SDWT per hour. Terminal Company shall make all reasonable effort to load Commodities on to a Vessel at a rate sufficient to complete loading of such Vessel within twenty-four hours, but in no event at a rate in excess of the safe physical limitations of the Terminal.

         4.04 Nonperformance by Vessels. If after twenty (20) hours of Commodity Transfer, the Vessel performance criteria specified in Sections 4.02 and 4.03 have not been met, such that completion of the Commodity Transfer is anticipated not to be complete within 24 hours after initiation of the Commodity Transfer, due to conditions not within the control of Terminal Company, Terminal Company shall have the fight to have the Berth vacated, subject to considerations of safety, at no expense to Terminal Company. Furthermore, in the event that any Vessel fails to meet the performance criteria on any two occasions, Terminal Company reserves the right to refuse thenceforth to accept such Vessel.

         4.05 Clean Segregated Ballast Facilities. All Vessels, without regard to size, shall be fitted with clean segregated ballast facilities equal to not less than the minimum required by the MARPOL Protocols or twenty-five percent (25%) of the Vessel's SDWT, whichever is the greater. Dirty ballast and slop oil receipt facilities shall not be provided by the Terminal and overboard discharge of oily water is strictly prohibited.

The User shall have within the charter of any Vessel nominated, a clause that requires the master of the Vessel to comply with the VOLUNTARY GUIDELINES FOR THE CONTROL OF BALLAST WATER DISCHARGE FROM SHIPS as issued by the Canadian Coast Guard.

                                    ARTICLE 5

                            Principles of Operations

         5.01 Terminal Company shall operate in accordance with the following principles:

         (a) The provisions of this section shall apply to Users utilizing Dedicated, Segregated or Commingled Storage. Users shall adhere to the Handling programs set forth in Articles 6, 7 and 8 below. While Terminal Company shall be entitled to refuse any Vessel Nomination that interferes with those programs, Terminal Company shall, nevertheless, use its best efforts to accommodate User's request.

         (b) If the User is unable to deliver Commodities to meet the Handling program, then Terminal Company shall endeavor to reschedule the Shipment; but if it is unable to do so without adversely affecting the Handling program then the User shall forfeit the programmed use involved.

         (c) Except as otherwise expressly agreed by Terminal Company and User, if the User is unable to take redelivery of its Commodities from Terminal Company in time to meet the Handling program, then Terminal Company shall endeavor to reschedule the Shipment, but if it is unable to do so without adversely affecting the Handling program, Terminal Company shall be entitled to take the following action:

                  (i) Advise the User at least seven (7) days in advance of the termination of the allowable storage time.

                  (ii) In the event User is unable to take redelivery of its Commodities from Terminal Company prior to expiration of the seven (7) days from the date of the notice provided in Item (i) above, then Terminal Company shall be entitled to proceed in any commercially reasonable manner to sell such Commodities in place. The proceeds of any such sale shall be applied first to cover any and all costs and expenses incurred in connection with the sale, and secondly as an offset against any sums owed to Terminal Company by User. The balance (if any) of such proceeds shall be held by Terminal Company and credited to User's account. If the proceeds of sale are insufficient, then User shall be liable for any deficiency.

                  (iii) All costs reasonably incurred by Terminal Company and arising from the disposition of User's Commodities pursuant to the provisions of Item (ii) above shall be charged to the account of User and shall be due and payable, net upon receipt of Terminal Company's invoice.

         User hereby expressly authorizes and appoints Terminal Company as its agent for the sale of these Commodities pursuant to the provisions of this
Article 5 and

Article 13, and User agrees to indemnify and hold Terminal Company harmless from and against any and all claims, charges or demands (including demands of User) made against Terminal Company in connection with any such sale.

         5.02 Terminal Company shall carry out the Handling of Commodities in accordance with good Handling practices as generally accepted in the terminating industry.


         5.03 The User shall be responsible for settling the necessary statutory formalities and the payments of the appropriate duties, if any, and shall indemnify and hold Terminal Company ham-Jess from same.

         5.04 The User shall be responsible for and shall pay all costs associated with the cleaning of the tanks dedicated to User's use.

                                    ARTICLE 6

                       Nomination and Reception of Vessels

         6.01 A User interested in having Terminal Company receive (discharge) or redeliver (load) Commodities shall notify Terminal Company in writing not less than fifteen (15) working days prior to the subject Vessel's arrival at the Terminal. Said notice (hereinafter called "Vessel Nomination") shall specify (i) the name of each Vessel nominated, its operator (from which port charges are due), and its agent, (ii) a five (5) day date range within which User desires to load or discharge Commodities, (iii) the volume of each Shipment, (iv) the specifications (including but not limited to the information specified in Section 3.02) of the Commodities to be loaded or discharged and (v) that the Vessel complies with the restrictions and obligations as described in Article 5 and Article 15 herein.

         6.02 **********. Terminal Company shall have ********** Working Days after receipt of the Vessel Nomination within which to reject all or a portion of said Vessel Nomination or to suggest modifications thereto. No Vessel Nomination shall be unreasonably rejected by Terminal Company; however, Vessels are subject to acceptance at the time of arrival off port by the Canadian Coast Guard for which Terminal Company assumes no responsibility or liability.

         6.03 In the event that Terminal Company has rejected a Vessel Nomination, User shall have ********** Working Days after such rejection to make a new Vessel Nomination or to agree to any alteration or modification suggested by Terminal Company in its Notice of Rejection; provided, however, that if Terminal Company does not reject User's new or modified Vessel Nomination within two (2) Working Days after receipt thereof, then Terminal Company shall be deemed to have accepted said new or modified Vessel Nomination. If User and Terminal Company are unable to agree on a firm Vessel Nomination, Terminal Company may suggest Vessel Nominations to User which meet Berth requirements.

         6.04 Acceptance of a Vessel Nomination by Terminal Company shall reserve the requested Berth for the nominated periods, subject to scheduling adjustments which may be agreed to between Terminal Company and User.

         6.05 Not later than seven (7) days prior to the midpoint of each of the five (5) day date ranges of User's accepted Vessel Nomination, User shall narrow the five (5) day date range to a two (2) day date range within which User desires to have its ship loaded or discharged (as the case may be). The two (2) day date range specified by User pursuant to the provisions of this Section 6.05 shall be wholly within the five (5) day date range specified in the User's Vessel Nomination.

         6.06 User shall have the right to substitute for a ship previously nominated, pursuant to Section 6.01 above, another Vessel transporting similar quality and quantity of Commodities, provided User gives Terminal Company notice of such substitution at least two (2) Working Days prior to the substituted Vessel's arrival. Any such notice of substitution shall be in writing and shall contain the information required, in Section 6.01 above. The scheduled arrival date range of any Vessel thus substituted shall not, without the written consent of Terminal Company, differ from the latest accepted scheduled date range as specified in Section 6.05. Terminal Company reserves the right to reject such substitute Vessel by giving notice of rejection setting forth the reason for such rejection within one (1) Working Day of receipt of such substitution nomination.

         6.07 User acknowledges and agrees that User is familiar with the layouts and capabilities of the Terminal. All Vessels nominated or substituted by User shall be suitable for loading or discharging at the Terminal without alteration or modification of any Facilities.

         6.08     Handling Plan.

         (a) The discharge or loading shall be executed in accordance with a plan (the "Handling Plan") agreed upon by Terminal Company and the Vessel's Master.

         (b) Subject to the provisions of Article 7 hereof, Terminal Company shall, at all times, use its best efforts to permit discharge of the Vessel at its maximum pumping rate or, as the case may be, to load the Vessel at its maximum receiving rate. However, Terminal Company shall be entitled to interrupt discharging or loading and to have the Berth vacated in case of emergency, subject to considerations of safety.

         (c) The Vessel must be equipped with mooring lines of fiber or synthetic construction or wire ropes with fiber or synthetic rope pendants attached to the ends, of such construction as to meet the minimum normal breaking strength for a mooring line of the Vessel involved.

         6.09 Upon completion of the loading of a Vessel at the point of loading, User or its agent shall notify Terminal Company in writing of the name of the Vessel, the name of the Vessel's agent, the temperature, quantity and specifications (including but not limited to the information specified in Section 3.02 hereof) of cargo loaded on board for discharge at the Terminal and the Vessel's estimated time of arrival. If requested by Terminal Company, User, at User's sole cost and expense, shall cause samples from each of the Vessels cargo tanks and from each of the Vessel's bunker tanks to be provided to Terminal Company. The samples shall be taken and certified by a mutually agreed upon independent inspector appointed by User.

         6.10 User shall arrange for its Vessels to report to Terminal Company at least at the time of departure from her prior port of call, thence seventy-two (72) hours, and again forty-eight (48) hours before arrival, stating the expected date and hour of arrival. Similar notices shall be given at least twenty-four (24) hours in advance of the estimated time of arrival and thereafter for any change of time of arrival of one (1) hour or more. Any delays getting into Berth by reason of Master's failure to supply such reports shall be for User's account. The cost of any delays of Vessel getting into Berth as a result of Master's failure to supply required notices of arrival shall be for User's account.

         6.11 In scheduling the availability of a Berth for other users, Terminal Company shall have the right to rely upon the information contained in the notices given pursuant to the provisions of Sections 6.05, 6.06, 6.09, and
6.10 hereof.

         **********

         6.13 Subject to the provisions of Section 6.12 hereof, when a Berth becomes available, Terminal Company shall give the Vessel's Master or designated agent a notice to proceed to Berth. User's Vessel shall not proceed to berth until it has received a notice to proceed to Berth from Terminal Company.

         6.14 Terminal Company shall receive the Shipment in the User's name. Upon arrival of Vessel and prior to the commencement of discharge, User shall have samples drawn from each of the Vessel's cargo, ballast and bunker tanks. The Master shall supply Terminal Company with Vessel's cargo manifest, the bill of lading and other documents showing the grade(s) and respective quantities and qualities of the Commodities. If the shipping documents cannot be delivered to Terminal Company one (1) day prior to the Vessel's arrival, the quantity and characteristics of each grade to be discharged shall be communicated to Terminal Company by telex or facsimile.

         6.15 The completion of discharge or loading shall be determined by the Master of the Vessel in consultation with Terminal Company.

                                    ARTICLE 7

                              Laytime and Demurrage

         7.01 Laytime, for Vessels tendering Notice of Readiness to load or discharge within the two (2) day date range prescribed in Section 6.05 hereof, shall commence six (6) hours after such notice has been received by Terminal Company or when the Vessel is all fast at the Berth, whichever first occurs.

Laytime shall terminate upon disconnection of the cargo arms or hoses, as applicable, or in the event that the Master or crew of the Vessel will not allow for prompt disconnecting of the cargo arms or hoses, one hour after completion of discharge. In the event the Vessel arrives outside of the two day date range, Laytime shall commence when Vessel is all fast at Berth and shall terminate upon disconnection of the cargo arms or hoses.

         7.02 The following times ("Allowed Laytime") shall be deemed allowed to Terminal Company. In the event that demurrage is incurred for Terminal's account, time on demurrage shall be calculated after deducting the following allowances from total laytime.

         (a) The time allowed to Terminal Company for receiving Commodities from or loading Commodities aboard each Vessel or for any Ship-to-Ship Transfer shall be thirty-six (36) hours.

         (b) If, at the time that the Vessel tenders its Notice of Readiness, Terminal Company has not received an advance payment for marine services as provided in Section 13.03 hereof, then all time which elapses between (i) Terminal Company's receipt of Notice of Readiness and (ii) Terminal Company's bank confirmation of receipt of said payment.

         (c) Time elapsing during the shifting of a Vessel from anchorage to Berth, getting into Berth, or clearing Berth.

         (d) Delay due to the Vessel's condition, including, without limitation, breakdown of machinery or inability of the Vessel to discharge the Vessel's full cargo within twenty-four (24) hours, or failure to maintain a minimum discharge pressure 100 PSI throughout discharge.

         (e) Interruptions or limitations to berthing, unberthing, discharging, or loading due to circumstances beyond Terminal Company's control, including but not limited to clearance by Canadian Coast Guard, sea conditions, and adverse weather conditions.

         (f) Interruptions to cargo discharge and/or loading operations while the Vessel is taking on or discharging ballast or other conditions beyond the Terminal's control.

         (g) Time consumed awaiting the arrival of User's measurement representatives and/or surveyors and time consumed while said representatives complete their work including time consumed for any Insurance Gauges.

         **********

         (i) Any Laytime allowed and remaining under any applicable charter party after the Vessel has completed the discharge of the Commodities (reversible Laytime).

         (j) Time consumed during a Commodity Transfer to a Vessel or Vessels from one or more shore tanks operating in or below the Critical Zone for such tank or tanks.

         (k) In the event the Vessel has arrived outside the date range as provided in Section 6.05, all times used awaiting Berth availability.

         7.03 If demurrage is incurred for Terminal's account, as specified in
Section 7.02 above, the rate of demurrage to be paid by Terminal Company to User shall be as set forth in User's charter party agreement or agreements. For Vessels either owned or on time charter by the User, the appropriate rate of demurrage shall be determined by (i) applying the Average Freight Rate Assessment (AFRA) that is appropriate to the size of the Vessel concerned (as published by the London Tanker Broker's Panel or any similar generally accepted freight rate assessment, hereafter taking the place of AFRA) and is current on the date of presentation of the Notice of Readiness. In no event shall

Terminal Company be obligated to make any payment for demurrage which is greater than the demurrage obligation of User to the Vessel's owner or operator.

                                    ARTICLE 8

                                 Berth Occupancy

         8.01 The time any Vessel is deemed to occupy a Berth ("Berth Occupancy") shall commence upon the User's Vessel becoming all fast at the Berth and shall terminate when the Terminal lets go the Vessel's last line at the Berth.

         8.02 Vessels shall be allowed (Allowed Berth Occupancy) thirty-six (36) hours for either discharging or loading, regardless of size. The above Allowed Berth Occupancy shall be prorated in the case of part cargoes.

         8.03 Should the Vessel at a Berth be nominated by the User to perform both discharging and loading operations, without vacating the Berth then the Vessel shall pay Terminal Company ********** for each hour the Vessel occupies the Berth in excess of the Allowed Berth Occupancy ("Excess Berth Occupancy Charge"). Excess Berth Occupancy shall be calculated from the time that discharge has completed or 36 hours of Berth Occupancy has elapsed, whichever first occurs, until the Vessel lets go her last line from the Berth. The User may guarantee payment of the Excess Berth Occupancy.

         8.04 If and when (through no fault of Terminal Company) Berth Occupancy exceeds the Allowed Berth Occupancy referred to in Section 8.02 hereof to the extent such excess time at the berth causes demurrage on vessels waiting to berth, or delays other activities at the berth, the Vessel owner, shall pay Terminal Company Excess Berth Occupancy for every hour (or part thereof) for which the Berth Occupancy exceeds the Allowed Berth Occupancy. Such Excess Berth Occupancy Charge shall be at a rate of **********.

         8.05 Terminal Company and Vessel's Master shall consult prior to commencement of discharging or loading to determine the estimated unloading or loading time and the time required for the normal ballasting or deballasting. Vessels ballasting at a Berth after discharge shall vacate the Berth after taking on ballast not exceeding twenty-five (25%) percent of the SDWT. Upon completion of loading, the Vessel shall vacate the Berth. In situations in which Vessels are awaiting a Berth, Terminal Company shall be entitled (with the concurrence of the ship's Master) to have Vessels vacate the Berth immediately after completion of discharge. Bunkering and the loading of fresh water, stores and provisions may take place during discharge or loading. At all times, however, the safety of the Vessel and the mooring facilities shall be taken into consideration prior to performing any of the operations discussed in this Section 8.05.

         8.06 Terminal Company shall have the right to require that a Berth be vacated, at owners expense, if any Vessel exceeds the Allowed Berth Occupancy time established in Section 8.02 and 8.04 hereof, and, subject to considerations of safety.

                                    ARTICLE 9

                                 Marine Service

         9.01 Costs of all marine services, including but not limited to, dock charges, statutory dues, agency fees, towage tariffs shall be borne by the Vessel owner, but may be guaranteed by the User, at the rates applicable from time to time, and such costs shall be paid in advance of berthing any Vessel in accordance with the provisions of Section 13.03 below.

         9.02 Pilotage to and from the Berth is compulsory. Pilotage from sea to the anchorage may be compulsory depending upon the Vessel's characteristics and anchorage location.

         9.03 Tug assistance for mooring and unmooring of Vessels is compulsory.

         9.04 Radio communications are via Sydney, Nova Scotia Radio Station
(VCO) or Halifax Radio Station (VCS). VHF radio telephone contact direct with Terminal Company is available on marine Channel 7A.

         9.05 User is to include in his charter party an agency clause allowing him to chose the Vessel's agent while at the Terminal. User agrees to have the Vessel appoint the agent nominated by Terminal Company; however, the User or owner may employ a protective agent as well. The User shall advise Terminal Company as to which other ship's agency is in its employ with the notice of Vessel Nomination pursuant to Article 6 hereof.

         9.06 Terminal Company shall have the right, at any time and from time to time, to require User to shift its Vessels from one safe Berth to another or to require User to remove the Vessel from any Berth assigned to it by Terminal Company. Terminal Company shall pay or cause to be paid all expenses incurred as a result of such shifting or removal of the Vessel from a Berth, and time consumed in shifting or removal shall not count as part of the Berth Occupancy, unless such shifting or removal is made necessary by some condition or facilities of the Vessel or User or by circum-stances which restrict or prevent discharging or loading so as not to permit completion of such discharging or loading within the number of hours specified in Section 8.02, in which case, User shall pay or cause to be paid all expenses incurred as a result of such shifting or removal of a Vessel from Berth, and the time so consumed shall be included as Berth Occupancy time and as additional Allowed Laytime.

         9.07 User shall assure via charter party clauses or other means that all Vessels nominated pursuant to Article 6 hereof shall maintain the strictest compliance with all fire, safety, environmental protection and other regulations of Terminal Company, IMO (International Maritime Organization), and any Canadian and Provincial governmental agency. Any fine, charge, or liability which results from failure to comply with the requirements of this Section 9.07 shall be the sole responsibility of User. In addition, should any Vessel fail to remedy any non-compliance with such regulations after being advised of such non-compliance, Terminal Company shall be authorized to refuse berthing and/or terminate the loading or discharge until such non-compliance is remedied, or Terminal Company may, at its sole discretion, order the Vessel to vacate the Berth. All time thereby lost or cost thereby incurred shall be for the account of the User and/or the owner of the Vessel.

         9.08 Any and all charges whatsoever imposed by any third party, including but not limited to any governmental agency, for inspection fees, import duties, taxes and permits at the Terminal shall be the responsibility of the User. In addition, although due from the owner/operator, User may guaranty any charges attributable to the Vessel, including, without limitation, Excess Berth Occupancy Charge or charges associated with or levied by pilots, tugs, line handling boats, light and port duties, dock usage, line handlers and agents.

                                   ARTICLE 10

                 Measurement Standards for Quantity and Quality

         10.01 Measurement of quantities of Commodities shall be made manually or by means of Automatic Samplers in compliance with the appropriate legal and Customs requirements and in accordance with the latest effective edition of API and ASTM standards.and procedures and the appropriate ASTM-IP tables.

         10.02 Volume Measurements.

         (a) Volume measurements regarding all Commodity Transfers may be conducted by an independent inspector (nominated by and paid for by the User). If User fails to have an independent inspector present, then the measurements taken by Terminal Company's representative shall be conclusively deemed to be correct absent proof of fraud, willful misconduct or gross negligence, the burden of such proof being upon User. Measurement of quantities of Commodities delivered to the Terminal, Commodities delivered by the Terminal, or Commodities involved in Tank-to-Tank Transfers shall be by gauging the quantities in the applicable storage tanks at the Terminal immediately prior to and after the Commodity Transfer.

         (b) The User or its representatives may be present during the measuring operations. If no witness is present, however, the measurements carried out shall be considered as made by both parties, and the User shall accept the figures submitted as measured.

         (c)      All net volumes shall be computed in Barrels (to the nearest
                  Barrel).

         (d) Volume adjustment to 60o F shall be in accordance with the latest ASTM-IP Petroleum Measurement Tables for **********.

         (e) Except as otherwise specifically agreed in writing between Terminal Company and User, all Handling charges paid by User (pursuant to these regulations or any agreement between User and Terminal Company) shall be based Gross Standard Volume.

         10.03 The establishment of quantities and qualities shall be carried out in accordance with the following norms and principles:

         (a) Tanks shall be calibrated for critical measurements as set forth by API Standard 2550/ASTM Designation: D1220.

         (b) If tanks are to be operated in irregular zones, such as bottoms, the volume of such zones shall be established in accordance with API Standard 653.

         (c)      (i)      Gauge tables shall be computed strictly in accordance
                           with API Standard 2550/ASTM Designation: D1220; and on the basis of field data obtained by the recommended methods and procedures outlined in (a) and (b) above.

                  (ii) Gauge tables shall be adjusted for the effect of expansion and contraction of tank shells due to liquid head.

         (d) Manual gauging, if performed, shall be in accordance with API Standard 2545/ASTM Designation; D1086.

         (e) Manual temperature determination, if performed, shall be in accordance with API Chapter 17.1.7.3.

         (f) Test for API Gravity shall be conducted on representative samples of the measured volumes in accordance with ASTM
                  Designation: D1298/API Standard: 2547. Observed API Gravity shall be reduced to 60o F in accordance with ASTM-IP Petroleum measurement tables, Table 5A and Table 5B as applicable.

         (g) Test procedures for determining S&W shall be conducted on representative samples of the measured volume in accordance with ASTM Designation: D473 and D4006 respectively.

         10.04 Samples shall be drawn in accordance with ASTM Designation:
D4057, in order to measure characteristics of all shipments received from or redelivered to User by Terminal Company. At the discretion of Terminal Company, samples will be drawn from the Vessel's tanks after loading and prior to discharge or the shore tanks prior to loading, as the case may be, or by Automatic Samplers at the time of the Commodity Transfer. The samples taken shall be sealed and kept at the User's disposal for a period of thirty (30) days. In the event of a dispute regarding the Commodities, samples of the Shipment under dispute shall, upon request by User, be retained for a longer period to be agreed upon by Terminal Company and the User. Any dispute concerning quality must be made known to Terminal Company within thirty (30) days from the date the bill of lading is issued for the Shipment.

                                   ARTICLE 11

                           Volume Measuring Procedures

11.01 The determination of quantities of Commodities shall be in accordance with the following procedures:

         (a) Quantities of Commodities transferred to Terminal tankage from the Receiving Point shall be determined as follows:

                  (i) Opening tank level gauge measurements and temperatures of the Commodities shall be taken prior to unloading the Vessel.

                  (ii) At the discretion of Terminal Company, a sample representative of the Commodities shall be taken either manually or through the use of an Automatic Samplers.


                  (iii) Duplicate S&W and API Gravity determinations shall be performed on the sample of the Commodities. The average of the duplicate tests shall be used provided that the results are within the tolerance limits stipulated by the appropriate standard test.

                  (iv) Closing tank level gauge measurements and temperatures of the Commodities shall be taken after the tank has been isolated and the oil surface becomes still.

                  (v) At Terminal Company's discretion, volume measurements may be determined by use of a metering device meeting A.P.I. Standards. Upon mutual agreement between Users and Terminal Company, the use of radar gauging equipment for quantity determination may be used in lieu of manual gauging or metered determination. Such agreement shall not be unreasonably withheld.

                  (vi) Gross Standard Volume shall be determined from the above information in accordance with Article 10 hereof.

                  (vii) The above data shall be recorded and maintained in Terminal Company's records in accordance with Article 12 hereof.

                  (viii) User, at User's sole cost and expense, may have a measurement representative present at the time Terminal Company receives User's Commodities.

                  (ix) User, at User's sole cost and expense, may instruct Terminal Company or an independent petroleum inspector, as the case may be, to perform an Insurance Gauge. The procedures for this Insurance Gauge shall be agreed prior to the arrival of the Vessel involved.

         (b) Quantities of Commodities transferred from one or more Storage Tanks to the Delivery Point shall be determined as follows:

                  (i) Opening tank level gauge measurements and temperatures of the Commodities shall be taken prior to loading the Vessel.

                  (ii) A sample representative of Commodities transferred from one or more Storage Tanks shall be taken manually or through the use of an Automatic Sampler.

                  (iii)    Duplicate S&W and API Gravity determinations shall be

                           performed on the sample of the Commodities. The average of the duplicate tests shall be used provided that the results are within tolerance limits stipulated by the appropriate standard test.

                  (iv) Closing tank level gauge measurements and temperatures of the Commodity shall be taken after the Storage Tank has been isolated and the oil surface has become still.

                  (v) At Terminal Company discretion, volume measurements may be determined by use of a metering device meeting A.P.I. Standards. Upon mutual agreement between Users and Terminal Company, the use of radar gauging equipment for quantity determination may be used in lieu of manual gauging or metered determination. Such agreement shall not be unreasonably withheld.

                  (vi) Gross Standard Volume shall be determined from the above information in accordance with Article 10 hereof.

                  (vii) User, at User's sole cost and expense, may have a measurement representative present at the time Terminal Company redelivers Commodities.

                  (viii) User, at User's sole cost and expense, may instruct Terminal Company or an independent petroleum inspector, as the case may be, to perform an Insurance Gauge for the determination of pipeline quantities. The procedures for this insurance gauge shall be agreed prior to the arrival of the Vessel involved.

         (c) Measurement of Commodities involved in any Tank-to-Tank Transfer shall be in accordance with Section 11.01(b) hereof, where measurement and samples taken from the receiving tank or tanks shall be the basis for quantity and quality determinations.

         (d) Measurement of Commodities involved in any Dock-to-Dock Transfer or Ship-to-Ship Transfer shall be determined by the User's independent inspector in generally accordance with the Sections 11.01(a) and 11.01(b) hereof, whereby measurements and samples from the receiving Vessel shall be used as the basis for quantity and quality determinations. In no event shall Terminal Company be responsible for any loss of Commodities resulting from or associated with any Dock-to-Dock Transfer or Ship-to-Ship Transfer.


                                   ARTICLE 12

                                Shipment Accounts

         12.01 All accounts of User shall be kept in Barrels, GSV.

         12.02 When a Shipment has been received, the independent inspector or Terminal Company, as the case may be, shall prepare a notification of receipt and other documentation necessary for the identification of the incoming Shipment and, in particular, the User's name, the name of the Vessel, the Berth Occupancy, the date of receipt, the Storage Tank number, the grade or grades of Commodities received and the quantity and quality determined in accordance with
Article 10 and Article 11 hereof.

         12.03 When a Shipment has been redelivered, the independent inspector or Terminal Company, as the case may be, shall prepare a notification of redelivery and other documentation necessary for the identification of the redelivered Shipment and, in particular, the User's name, the name of the Vessel, the Berth Occupancy, the date of receipt, the Storage Tank number, the grade or grades of Commodities received and the quantity and quality of the Commodities redelivered and the quantity and quality determined in accordance with Article 10 and Article 11 hereof.

         12.04 Required slipping documentation, including, but not limited to, the Bill of Lading and Cargo Manifest shall be provided by representatives appointed by the User; however, Terminal Company reserves the right to approve all documents so provided, such approval shall not be unreasonably withheld, and User agrees to provide Terminal Company one copy of each document.

         12.05

         (a) Terminal Company shall keep a current account for the User showing the quantity and quality received and quantity and quality redelivered by Terminal Company for each grade of the Commodities. The quantity and quality received shall be credited to the User's account while the quantity and quality redelivered shall be debited.

         (b) Shipments partially but not completely received or redelivered at the end of a month shall be considered as being made in that month ended. A summary of the Shipment account of User for each month shall be sent to User not later than the 15th day of the month following.

         (c) Terminal Company shall advise the User, in accordance with the Following provisions, of the stock of Commodities held by Terminal Company on the User's account, such stock holding to be determined by reference to Terminal Company's stock inventory. In the case of the complete evacuation of any particular grade of Commodities, such advise shall be given to the User as soon as possible after the loading of the User's penultimate offtake Vessel, and in all other cases, at intervals of not less than one month.

         12.06 Any Bill of Lading accompanying a Shipment shall be subject to the provisions of the "International Convention for the Unification of Certain Rules relating to Bills of Lading (Brussels, August 1924)", which provisions shall be deemed to be incorporated herein, and nothing herein shall be deemed a surrender by Terminal Company of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said provisions. If any term of any Bill of Lading is repugnant to said provisions to any extent, such term shall be void to that extent but no further.

         12.07 In the event that the Commodities are sold or title otherwise transferred by the User to another party while the Commodities are under the custody of Terminal Company, User agrees to make the then current Terminal Regulations of the Terminal Company a condition of the transfer and the party receiving title shall be encumbered by the terms contained herein.

                                   ARTICLE 13

                              Invoices and Payments

         13.01 Payments for Demurrage. Payment for any undisputed Vessel demurrage, pursuant to Article 7, shall be made by Terminal Company to the User within ********** after presentation of invoices.

         13.02 Payment for Excess Berth Occupancy. Payment of any Excess Berth Occupancy Charge pursuant to Article 8 of these Regulations, shall be made by the

Vessel's owner/operator, to Terminal Company, net upon presentation of invoices. In the event the User guarantees payment of the Excess Berth Occupancy Charge, payment shall be made by User net upon receipt of the corresponding invoice.

         13.03 Payment for Marine Services. Payment for any marine services, pursuant to Article 9 of these Regulations, to be secured by Terminal Company for the Vessel shall be paid by the Vessel owner, but may be guaranteed by the User, and must be received by Terminal Company prior to Terminal Company's allowing the Vessel to proceed to Berth.

         13.04 Payments for Prevention or Mitigation of Oil Pollution Damage. Payment for any prevention or mitigation of oil pollution damage or pollution damage paid by Terminal Company on behalf of the User, pursuant to Article 15, shall be made by the User to Terminal Company prior to release of the Vessel. All time thereby lost shall be for User's account.

         13.05 Payments for Other Damages. Payments for any other costs or damages provided for by the Agreement (including these Regulations), but for which payment provisions are not set forth therein, shall be paid by the User to Terminal Company, or vice versa, as the case may be, net upon presentation of invoices.

         13.06 Product Lien. Terminal Company shall have, and is hereby granted, an express contractual lien and security interest (to the extent of the charges set forth herein) in and upon all Commodities at any time stored or Handled hereunder for User to secure payment of all charges and amounts payable by User to Terminal Company under these Terminal Regulations or under the Agreement between Terminal Company and User. Said lien and security interest shall not be exclusive, but shall be cumulative of and in addition to all other legal and/or equitable liens and/or security interests, rights and remedies that Terminal Company may have, either at law or in equity. If User fails to make any payment required to be made hereunder or under the terms of any other agreement between Terminal Company and User, Terminal Company shall have the right to foreclose its security interest.

                                   ARTICLE 14

                                  Oil Pollution

         14.01 The User or its designee shall ascertain via charter party clauses or other means that all Vessels delivering or receiving Commodities at the Terminal are maintained, operated, and manned consistent with the highest international standards and are covered under TOVALOP or a mutually acceptable substitute thereof The User shall be a participant in CRISTAL or a mutually acceptable substitute thereof The User shall, prior to Vessel's acceptance by Terminal Company of any Vessel Nomination, advise Terminal Company in written form, that these conditions have been met.

         14.02

         (a) If and when an escape or discharge of Commodities occurs from a Vessel at or in the vicinity of the Terminal, and causes or threatens to cause pollution damage, Terminal Company or such party as Terminal Company may designate, at its option upon notice by Terminal Company to the User, the User's agent and the Master of the Vessel, may undertake such measures as are reasonably necessary to prevent or mitigate such damage, unless the User, its agent or the Master of the Vessel promptly undertakes the same to the satisfaction of Terminal Company and any governmental authorities having jurisdiction. Terminal Company shall keep the User, its agent and/or the Master of the Vessel advised of the nature and results of measures taken by Terminal Company or its designee and, if time permits, the nature of measures intended to be taken. The party responsible for such escape or discharge shall bear the costs and liabilities of the response and clean up.


         (b) The Vessel shall not be permitted to discharge dirty ballast or ballast water contained in cargo compartments (whether clean or not) in or near the coastal waters of the Strait of Canso.

         (c) The provisions of ties Article are not in derogation of any other rights which Terminal Company and User may have under any agreement between the parties or may otherwise have or acquire by law or any international convention.

         (d) Terminal Company shall indemnify, defend, and hold harmless User from any cost, expense or liability related to the current ground or groundwater contamination caused by Petroleum products in the Terminal Facility. Terminal Company shall take all necessary action at its cost, to protect Users Commodities from any encumbrances or lien as a result of the Terminal failing to clean up such contaminated ground areas.

                                   ARTICLE 15

                               Safety Regulations

         15.01 Terminal Company, the User and all ship owners and their agents shall follow good safety practices, including, in particular, but not limited to, those described in the latest edition of the "International Oil Tanks and Terminal Safety Guide (IOTTSG)" as issued by the Institute of Petroleum.

                                   ARTICLE 16

                                    Insurance

         16.01 Commodity Insurance. User, at User's sole cost, expense and option, shall be responsible for carrying all-risk casualty insurance on all Commodities delivered to the Terminal.

         16.02 Waiver of Subrogation. User shall furnish Terminal Company a waiver of the rights of subrogation and recovery and recoupment by each underwriter on such all-risk casualty insurance required pursuant to Clause
16.01 and all Terminal Company employees, agents, invitees, servants, subsidiaries, affiliates, partners, joint venture partners, contractors, subcontractors and their affiliates, agents, employees, partners, joint venture partners, invitees and servants with respect to all such insurance.

         16.03 Vessel Insurance. User shall carry, or require that the owner carry, on all Vessels utilizing the Terminal the following insurance:

         (a) Hull and Machinery (including Collision Liability) insurance according to the terms and conditions of the American Institute Hull Clauses on all Vessels with a limit equal to or greater than the fair market value of each such Vessel (Charterer's and/or Owner's Limitation Clause to be deleted).

         (b) Protection and Indemnity Insurance, including a contractual liability extension, on all Vessels with a limit applicable to each such Vessel of $100,000,000 or the fair market value of the Vessel, whichever is greater (Charterer's and/or Owner's Limitation Clause to be deleted).

         (c)      In respect to all chartered Vessels, Marine
                  Operator's/Charterer's Legal Liability Insurance with limits of not less than $50,000,000.

         16.04 Certificates. Prior to the delivery or receipt of Commodities by the Terminal, Terminal Company may request User to furnish, or cause to be furnished thereto, certified copies of each such insurance policy complete with all endorsements affecting such policies and satisfactory assurances that such policies will not be canceled or materially altered unless at least ten (10) days prior written notice of each such cancellation or material change is provided to Terminal Company and substitute policies will be immediately attained; provided, however, that Terminal Company may, at its sole option, accept certificates of insurance in lieu of any or all of such certified copies of policies.

                                   ARTICLE 17

                                    Auditing

          17.00 The User, at its cost, may obtain an audit by an independent auditing firm selected by it to determine whether the amounts charged the User are charged in accordance with these Terminal Regulations and Agreement.